EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated February 25, 2021, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2020 Earnings
February 25, 2021, Bethesda, MD.
    Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2020 (“2020 Quarter”). Total revenue for the 2020 Quarter increased to $58.3 million from $56.6 million for the quarter ended December 31, 2019 (“2019 Quarter”). Net income decreased to $11.7 million for the 2020 Quarter from $15.0 million for the 2019 Quarter. In the first week of April, the Company delivered The Waycroft, comprised of 491 apartment units and 60,000 square feet of retail space, on North Glebe Road, in Arlington, Virginia. As of February 23, 2021, despite the headwinds of COVID-19, 431 residential applications have been executed, totaling approximately 88% of the available units, and a total of 380 units were occupied. The addition of The Waycroft nearly doubles the residential component of the portfolio to over 1,000 luxury residential units. The project is anchored by a 41,500 square foot Target store. Target commenced paying rent in July 2020 and commenced operations in August 2020. An additional 2,400 square feet of retail space at The Waycroft became operational during the second half of 2020.
Concurrent with the delivery of The Waycroft in April, interest, real estate taxes and all other costs associated with the residential portion of the property, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, compared to the 2019 Quarter, net income for the 2020 Quarter was adversely impacted by $2.0 million due to the initial operations of The Waycroft. Net income for the 2020 Quarter also decreased compared to the 2019 Quarter due to higher credit losses on operating lease receivables and corresponding reserves (collectively, $1.0 million). Net income available to common stockholders was $6.6 million ($0.28 per diluted share) for the 2020 Quarter compared to $6.5 million ($0.27 per diluted share) for the 2019 Quarter.
    Same property revenue decreased 2.9% and same property operating income decreased 3.3% for the 2020 Quarter compared to the 2019 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses and (d) change in fair value of derivatives minus (e) gain on sale of property and (f) the results of properties that were not in operation for the entirety of the comparable periods. Shopping Center same property operating income decreased 1.2% and Mixed-Use same property operating income decreased 10.1%. The decrease in Mixed-Use same property operating income was primarily the result of (a) lower base rent ($0.4 million) and (b) higher credit losses on operating lease receivables and corresponding reserves (collectively, $0.5 million). Same property revenue and same property operating income are non-GAAP supplemental performance measures that the Company considers meaningful in measuring its operating performance. Reconciliations of same property revenue and same property operating income to property revenue and property operating income are attached to this press release.
www.SaulCenters.com

    For the year ended December 31, 2020 (“2020 Period”), total revenue decreased to $225.2 million from $231.5 million for the year ended December 31, 2019 (“2019 Period”). Net income decreased to $50.3 million for the 2020 Period from
$64.2 million for the 2019 Period. The decrease in net income was primarily due to (a) the initial operations of The Waycroft, including interest expense, net and amortization of deferred debt costs and depreciation and amortization of deferred leasing costs (collectively, $9.0 million), (b) higher credit losses on operating lease receivables and corresponding reserves (collectively, $5.3 million), (c) lower lease termination fees ($1.9 million), (d) lower expense recoveries, net of recoverable expenses ($1.0 million), (e) lower parking income, net of parking expenses ($0.8 million), (f) lower base rent at the stabilized residential properties ($0.6 million), partially offset by (g) lower interest incurred due to lower average interest rates during the period, exclusive of the impact of The Waycroft ($3.3 million) and (h) higher capitalized interest for Hampden House (formerly 7316 Wisconsin Avenue) ($1.7 million). Net income available to common stockholders was $29.2 million ($1.25 per diluted share) for the 2020 Period compared to $36.3 million ($1.57 per diluted share) for the 2019 Period.

    Same property revenue decreased 5.1% and same property operating income decreased 5.2% for the 2020 Period compared to the 2019 Period. Shopping Center same property operating income decreased 5.0% and Mixed-Use same property operating income decreased 5.9%. Shopping Center same property operating income decreased primarily due to (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $4.6 million) and (b) lower lease termination fees ($1.8 million). Mixed-Use same property operating income decreased primarily due to (a) lower base rent ($1.4 million), (b) higher credit losses on operating lease receivables and corresponding reserves (collectively, $0.8 million) and (c) lower parking income, net of parking expenses ($0.8 million), partially offset by (d) higher lease termination fees ($0.5 million).
    As of December 31, 2020, 92.5% of the commercial portfolio was leased (all properties except the residential portfolio), compared to 95.0% at December 31, 2019. On a same property basis, 92.4% of the portfolio was leased at December 31, 2020, compared to 95.1% at December 31, 2019. The residential portfolio was 85.5% leased at December 31, 2020, compared to 96.3% at December 31, 2019. The decrease in residential portfolio occupancy is primarily due to the increase in units available as a result of the delivery of The Waycroft. On a same property basis, 94.8% of the residential portfolio was leased as of December 31, 2020, compared to 96.3% at December 31, 2019.
    Funds From Operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and extinguishment of issuance costs upon redemption of preferred shares) increased to $22.1 million ($0.71 per diluted share) in the 2020 Quarter from $19.8 million ($0.64 per diluted share) in the 2019 Quarter. FFO is a non-GAAP supplemental earnings measure that the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release. The increase in FFO available to common stockholders and noncontrolling interests was primarily due to (a) the 2019 extinguishment of issuance costs upon redemption of preferred shares ($3.2 million), partially offset by (b) higher credit losses on operating lease receivables and corresponding reserves (collectively, $1.0 million).
    FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and extinguishment of issuance costs upon redemption of preferred shares) decreased 5.4% to $90.0 million ($2.88 per diluted share) in the 2020 Period from $95.1 million ($3.08 per diluted share) in the 2019 Period. FFO available to common stockholders and noncontrolling interests decreased primarily due to (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $5.3 million), (b) the initial operations of The Waycroft ($4.2 million), (c) lower lease termination fees ($1.9 million), (d) lower expense recoveries, net of recoverable expenses ($1.0 million), (e) lower parking income, net of parking expenses ($0.8 million), (f) lower base rent at the stabilized residential properties ($0.6 million), partially offset by (g) lower interest incurred due to lower average interest rates during the period, exclusive of the impact of The Waycroft ($3.3 million), (h) the 2019 extinguishment of issuance costs upon redemption of preferred shares ($3.2 million), (i) higher capitalized interest for Hampden House (formerly 7316 Wisconsin Avenue) ($1.7 million) and (j) lower preferred stock dividends ($1.0 million).
On March 11, 2020, the World Health Organization declared a novel strain of coronavirus (“COVID-19”) a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. As a result, the COVID-19 pandemic is negatively affecting almost every industry directly or indirectly.
The actions taken by federal, state and local governments to mitigate the spread of COVID-19 by ordering closure of nonessential businesses and ordering residents to generally stay at home, and subsequent phased re-openings, have resulted in many of our tenants announcing mandated or temporary closures of their operations and/or requesting adjustments to their lease terms. Experts predict that the COVID-19 pandemic will trigger a period of global economic slowdown or a global recession. COVID-19 could have a material and adverse effect on or cause disruption to our business or financial condition, results from operations, cash flows and the market value and trading price of our securities.
www.SaulCenters.com

While the Company’s grocery store, pharmacy, bank and home improvement store tenants generally remain open, restaurants are operating with limited indoor seating, supplemented with delivery and curbside pick-up, and most health, beauty supply and services, fitness centers, and other non-essential businesses are re-opening with limited customer capacity depending on location. As of February 23, 2021, payments by tenants of contractual base rent and operating expense and real estate tax recoveries totaled approximately 94%, and 92% for the fourth quarter of 2020 and January 2021, respectively. The Company is generally not charging late fees or delinquent interest on past due payments and, in many cases, rent deferral agreements have been negotiated to allow tenants temporary relief where needed. For additional discussion of how the COVID-19 pandemic has impacted the Company's business, please see Part 2, Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of our Annual Report on Form 10-K for the year ended December 31, 2020.
The following is a summary of the Company's consolidated total collections of the fourth quarter of 2020 and January 2021 rent billings, including minimum rent, operating expense recoveries, and real estate tax reimbursements as of February 23, 2021:
2020 fourth quarter
•94% of 2020 fourth quarter total billings has been paid by our tenants.
▪94% of retail
▪93% of office
▪100% of residential
▪Additionally, rent deferral agreements comprising approximately 0.5% of 2020 fourth quarter total billings have been executed. The executed deferrals typically cover three months of rent and are generally scheduled to be repaid during 2021 and 2022. As a condition to granted rent deferrals, we have sought, and in some cases received, extended lease terms, or waivers of certain adjacent use or common area restrictions.
▪Through February 23, 2021, no fourth quarter deferred rents have come due. Deferrals represent 9% of the total unpaid balance for the quarter.
January 2021
▪92% of January 2021 total billings has been paid by our tenants.
▪91% of retail
▪89% of office
▪99% of residential
▪Additionally, rent deferral agreements comprising approximately 0.2% of January 2021 total billings have been executed. The executed deferrals typically cover three months of rent and are generally scheduled to be repaid during 2021 and 2022. As a condition to granted rent deferrals, we have sought, and in some cases received, extended lease terms, or waivers of certain adjacent use or common area restrictions.
Although the Company is and will continue to be actively engaged in rent collection efforts related to uncollected rent, and the Company will continue to work with certain tenants who have requested rent deferrals, the Company can provide no assurance that such efforts or our efforts in future periods will be successful, particularly in the event that the COVID-19 pandemic and restrictions intended to prevent its spread continue for a prolonged period. The Company strongly encouraged, and continues to encourage, small business tenants to apply for Paycheck Protection Program loans, as available, under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and all subsequent support programs available from federal, state and local governments. The Company has information that many tenants applied for these loans and several tenants have communicated that loan proceeds are being received and have subsequently remitted rental payments.
With cash balances of over $7.1 million and borrowing capacity of approximately $220.3 million on January 31, 2021, the Company believes that it has sufficient liquidity and flexibility to meet the needs of the Company's operations as the effects of the COVID-19 pandemic continue to evolve.

www.SaulCenters.com

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 60 properties which includes (a) 57 community and neighborhood Shopping Centers and Mixed-Use properties with approximately 9.8 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220
Safe Harbor Statement
    Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on February 25, 2021, and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, and (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2021.
www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,
(Dollars in thousands, except per share amounts)	2020	2019
Assets
Real estate investments
Land	$511,482	$453,322
Buildings and equipment	1,543,837	1,292,631
Construction in progress	69,477	335,644
	2,124,796	2,081,597
Accumulated depreciation	(607,706)	(563,474)
	1,517,090	1,518,123
Cash and cash equivalents	26,856	13,905
Accounts receivable and accrued income, net	64,917	52,311
Deferred leasing costs, net	26,872	24,083
Prepaid expenses, net	5,643	5,363
Other assets	4,194	4,555
Total assets	$1,645,572	$1,618,340
Liabilities
Mortgage notes payable	$827,603	$821,503
Term loan facility payable	74,791	74,691
Revolving credit facility payable	103,913	86,371
Construction loan payable	144,607	108,623
Dividends and distributions payable	19,448	19,291
Accounts payable, accrued expenses and other liabilities	24,384	35,199
Deferred income	23,293	29,306
Total liabilities	1,218,039	1,174,984
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 40,000,000 shares authorized, 23,476,626 and 23,231,240 shares issued and outstanding, respectively	235	232
Additional paid-in capital	420,625	410,926
Distributions in excess of accumulated earnings	(241,535)	(221,177)
Total Saul Centers, Inc. equity	364,325	374,981
Noncontrolling interests	63,208	68,375
Total equity	427,533	443,356
Total liabilities and equity	$1,645,572	$1,618,340

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Revenue
Rental revenue	$57,115	$55,110	$220,281	$223,352
Other	1,169	1,472	4,926	8,173
Total revenue	58,284	56,582	225,207	231,525
Expenses
Property operating expenses	7,994	7,305	28,857	29,946
Real estate taxes	7,534	6,906	29,560	27,987
Interest expense, net and amortization of deferred debt costs	12,508	9,649	46,519	41,834
Depreciation and amortization of deferred leasing costs	13,532	11,148	51,126	46,333
General and administrative	5,318	6,097	19,107	20,793
Total expenses	46,886	41,105	175,169	166,893
Change in fair value of derivatives	—	(436)	—	(436)
Gain on sale of property	278	—	278	—
Net Income	11,676	15,041	50,316	64,196
Noncontrolling interests
Income attributable to noncontrolling interests	(2,253)	(2,223)	(9,934)	(12,473)
Net income attributable to Saul Centers, Inc.	9,423	12,818	40,382	51,723
Preferred stock dividends	(2,798)	(3,119)	(11,194)	(12,235)
Extinguishment of issuance costs upon redemption of preferred shares	—	(3,235)	—	(3,235)
Net income available to common stockholders	$6,625	$6,464	$29,188	$36,253
Per share net income available to common stockholders
Basic	$0.28	$0.28	$1.25	$1.58
Diluted	$0.28	$0.27	$1.25	$1.57

Weighted Average Common Stock:
Common stock	23,437	23,196	23,356	23,009
Effect of dilutive options	—	36	1	44
Diluted weighted average common stock	23,437	23,232	23,357	23,053

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2020	2019	2020	2019
Net income	$11,676	$15,041	$50,316	$64,196
Subtract:
Gain on sale of property	(278)	—	(278)	—
Add:
Real estate depreciation and amortization	13,532	11,148	51,126	46,333
FFO	24,930	26,189	101,164	110,529
Subtract:
Preferred stock dividends	(2,798)	(3,119)	(11,194)	(12,235)
Extinguishment of issuance costs upon redemption of preferred shares	—	(3,235)	—	(3,235)
FFO available to common stockholders and noncontrolling interests	$22,132	$19,835	$89,970	$95,059
Weighted average shares:
Diluted weighted average common stock	23,437	23,232	23,357	23,053
Convertible limited partnership units	7,931	7,882	7,910	7,860
Average shares and units used to compute FFO per share	31,368	31,114	31,267	30,913
FFO per share available to common stockholders and noncontrolling interests	$0.71	$0.64	$2.88	$3.08

(1)    The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of total revenue to same property revenue (2)
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total revenue	$58,284	$56,582	$225,207	$231,525
Less: Acquisitions, dispositions and development properties	(3,388)	(54)	(6,549)	(1,209)
Total same property revenue	$54,896	$56,528	$218,658	$230,316

Shopping Centers	$40,869	$41,104	$160,095	$167,834
Mixed-Use properties	14,027	15,424	58,563	62,482
Total same property revenue	$54,896	$56,528	$218,658	$230,316

Total Shopping Center revenue	$41,618	$41,158	$161,854	$167,888
Less: Shopping Center acquisitions, dispositions and development properties	(749)	(54)	(1,759)	(54)
Total same Shopping Center revenue	$40,869	$41,104	$160,095	$167,834

Total Mixed-Use property revenue	$16,666	$15,424	$63,353	$63,637
Less: Mixed-Use acquisitions, dispositions and development properties	(2,639)	—	(4,790)	(1,155)
Total same Mixed-Use revenue	$14,027	$15,424	$58,563	$62,482
(2) Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (3)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2020	2019	2020	2019
Net income	$11,676	$15,041	$50,316	$64,196
Add: Interest expense, net and amortization of deferred debt costs	12,508	9,649	46,519	41,834
Add: Depreciation and amortization of deferred leasing costs	13,532	11,148	51,126	46,333
Add: General and administrative	5,318	6,097	19,107	20,793
Add: Change in fair value of derivatives	—	436	—	436
Less: Gain on sale of property	(278)	—	(278)	—
Property operating income	42,756	42,371	166,790	173,592
Less: Acquisitions, dispositions and development properties	(1,831)	(49)	(2,732)	(568)
Total same property operating income	$40,925	$42,322	$164,058	$173,024

Shopping Centers	$31,829	$32,204	$125,195	$131,720
Mixed-Use properties	9,096	10,118	38,863	41,304
Total same property operating income	$40,925	$42,322	$164,058	$173,024

Shopping Center operating income	$32,460	$32,253	$126,656	$131,769
Less: Shopping Center acquisitions, dispositions and development properties	(631)	(49)	(1,461)	(49)
Total same Shopping Center operating income	$31,829	$32,204	$125,195	$131,720

Mixed-Use property operating income	$10,296	$10,118	$40,134	$41,823
Less: Mixed-Use acquisitions, dispositions and development properties	(1,200)	—	(1,271)	(519)
Total same Mixed-Use property operating income	$9,096	$10,118	$38,863	$41,304

(3) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.